Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

media@taylormorrison.com

Cisco Executive to Join Taylor Morrison Board of Directors

Fletcher Previn strengthens homebuilder’s board with data security experience while company appoints second cohort of board fellows

SCOTTSDALE, Ariz., Nov. 12, 2024 – Taylor Morrison (NYSE: TMHC), a national homebuilder and land developer, has appointed Fletcher Previn to its Board of Directors effective Dec. 1. Additionally, William H. Lyon, who joined the board upon the Company’s acquisition of William Lyon Homes in 2020, is retiring at the end of November.

“Mr. Lyon’s impact on our company’s growth trajectory and evolution followed by his continued dedication as a member of our board for the last four years is deeply appreciated,” said Taylor Morrison Chairman and CEO Sheryl Palmer. “I will always be grateful for the trust Mr. Lyon and the family placed in Taylor Morrison to continue the legacy General William Lyon had in our industry and with homeowners for more than 60 years.”

“As we look to the next evolution of our board, we feel privileged to draw upon Mr. Previn’s experience in information technology and cybersecurity—critical areas to the homebuilding process that will ultimately help us better serve our future homebuyers,” added Ms. Palmer.

Mr. Previn’s deep tenure in driving information technology simplification and secure IT infrastructures at scale will bring critical perspective to Taylor Morrison’s operations. He currently serves as chief information officer for Cisco, with previous roles held at IBM and Walmart throughout his 20+ years of experience.

“I have long been a believer in the resounding impact agile and simplified IT infrastructures can have on the employee and customer experience, and a company’s overall business transformation strategy,” said Mr. Previn. “Taylor Morrison is at a pivotal point in its maturation and the opportunity to leverage technology to continue creating a successful, scalable business is exciting.”

Taylor Morrison’s Board Fellowship Program

Additionally, Citigroup Managing Director Anissa Dhouibi and Executive Coach and HR Consultant Analiza Wolf will serve as Taylor Morrison’s second cohort of board fellows as part of the homebuilder’s Board Fellowship Program.

Established in 2022, Taylor Morrison’s Board Fellowship Program provides underrepresented senior business leaders real world insights into the operation of a Fortune 500 company board that is expected to enhance their potential for securing formal director appointments at public companies in the future. The program has the added benefit of bringing more diverse experiences and perspectives to Taylor Morrison’s board.

Ms. Dhouibi is a financial services executive whose 19-year tenure includes building, growing and managing global Quantitative Research teams across complex organizations. Currently, she serves as the global head of equities quantitative analysis for Citigroup’s Markets Division. Prior to Citi, Ms. Dhouibi spent 13 years at JP Morgan Chase.

Ms. Wolf has over 25 years of experience leading organizational change across the defense, education, technology and consumer industries. Formerly a non-profit CEO, Ms. Wolf is now an executive coach and HR consultant who supports C-suite leaders at startups to Fortune 500s. Author of The Myths of Success: A Woman of Color’s Guide to Leadership, she also teaches Talent Development as an Adjunct Professor at NYU Wagner School.

Ms. Dhouibi and Ms. Wolf will begin their program in December 2024 and are succeeding Taylor Morrison’s first cohort of board fellows, Hannah Choi Granade and Michelle Sourie Robinson, who completed their 18-month term in August.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Yardly. From 2016-2024, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities and our team is highlighted in our latest annual Sustainability and Belonging Report. For more information about Taylor Morrison, please visit www.taylormorrison.com.